EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 333-98245, 333-48088, 333-103129 and 333-118729) and Form S-3 (Registration Nos. 333-76234, 333-103130, 333-109584, 333-112489, 333-114441 and 333-116080) of our report dated March 28, 2005 on our audit of Management’s Annual Report on Internal Control Over Financial Reporting and the effectiveness of internal control over financial reporting included in the 2004 annual report on Form 10-K/A of Axonyx Inc. We also consent to the reference to our firm in the “Experts” sections of the registration statements on Form S-3.

Eisner LLP

New York, New York

March 28, 2005